                        UNITED COMMUNITY FINANCIAL CORP.

                                   EXHIBIT 11
                                   ----------


                    COMPUTATIONS OF EARNINGS PER COMMON SHARE


                                                     Three Months Ended                      Six Months Ended
                                                          June 30,                               June 30,
                                               -------------------------------           --------------------------
                                                   2001              2000                  2001            2000
                                               -------------      ------------           ----------      ----------
                                                       (In thousands,                         (In thousands,
                                                   except per share data)                 except per share data)

BASIC EARNINGS PER SHARE:
Net income applicable to common stock               $ 2,938           $ 2,970              $ 6,141          $6,072
Weighted average common shares outstanding           31,825            32,904               32,246          32,914
Basic earnings per share                             $ 0.09           $  0.09              $  0.19          $ 0.18

DILUTED EARNINGS PER SHARE:
Net income applicable to common stock               $ 2,938           $ 2,970              $ 6,141          $6,072
Weighted average common shares outstanding           31,825            32,904               32,246          32,914
Dilutive effect of restricted stock                     207               538                  175             525
Dilutive effect of stock options                         16                --                    9              --
                                               -------------      ------------           ----------      ----------
Weighted average common shares outstanding
     For dilutive computation                        32,048            33,442               32,430          33,439
                                               =============      ============           ==========      ==========
Diluted earnings per share                           $ 0.09            $ 0.09               $ 0.19           $0.18


                                       18